Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DPL Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-44370) on Form S-3, and Registration Statement (No. 333-39982) on Form S-8 and Registration Statement (No. 333-139348) on Form S-8 of DPL Inc. and Subsidiaries (the Company) of our reports dated February 22, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of results of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.  Our report refers to a change in the method of accounting for share-based payments and pension and other postretirement benefit obligations in 2006.

/s/ KPMG LLP

KPMG LLP
Kansas City, Missouri
February 22, 2007